Exhibit 99.6

April 25, 2003

To the Board of Directors of Tumbleweed Communications Corp.:

The undersigned hereby consents to be named in the Form S-4 Registration Statement No. 333-103876 as the nominee director from Valicert, Inc. (“Valicert”) to serve on the Board of Directors of Tumbleweed Communications Corp. (“Tumbleweed”) upon the consummation of the merger of Valicert and Tumbleweed.

/s/ Taher Elgamal
Taher Elgamal